Exhibit 10.4

SEVENTH AMENDMENT TO
SOTHEBY’S HOLDINGS, INC.
1997 STOCK OPTION PLAN

          THIS SEVENTH AMENDMENT to the Sotheby’s Holdings, Inc. 1997 Stock Option Plan (“Seventh Amendment”), dated the 7th day of November, 2005, is adopted by Sotheby’s Holdings, Inc. (the “Corporation”).

RECITALS:

          A.The Sotheby’s Holdings, Inc. 1997 Stock Option Plan (the “Plan”) was adopted by the Board of Directors of the Corporation on April 30, 1996 and approved by the shareholders of the Corporation at the Corporation’s 1996 Annual Meeting of Shareholders on June 19, 1996. The Plan has been amended from time to time.

          B. Pursuant to Section 8.1 of the Plan, the Corporation has the authority to amend the Plan. The Corporation desires to and does hereby amend the Plan, as hereinafter set forth, to provide that, as a result of the Corporation’s recapitalization plan announced September 8, 2005, the Class B Shares made the subject of Options granted under the Plan have been automatically converted to Class A Shares. Accordingly, the Plan is amended (1) to clarify that only Options covering Class A Shares are available for issuance under the Plan; (2) to change Plan references from Class B Common Stock to Class A Common Stock as provided below, and (3) to make such other changes as the Corporation desires.

          NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 2.5 of the Plan is amended in its entirety by substituting the following:

“2.5 Class A Common Stock means the Class A Limited Voting Common Stock of the Corporation, par value $0.10 per share, entitling every holder thereof, on all matters submitted to a vote of the shareholders of the Corporation, to cash one vote for each share standing in his name.”

2.	Section 2.6 referencing Class B Common Stock is deleted in its entirety.

3.	Section 2.8 is amended in its entirety by substituting the following:

“2.8 Common Stock means the Class A Common Stock.”

4.	Section 2.19 is amended in its entirety by substituting the following:

“2.19 Fair Market Value means the value of each share of Option Stock, determined for a particular date as follows:

          (a) if the Class A Common Stock is listed or admitted for trading on any United States national securities exchange, the value of each share of Option Stock shall be the closing price per share of Class A Common Stock on such exchange (or, if listed on more than one United States exchange, the principal said exchange) on the relevant Valuation Date hereunder;

          (b) if the Class A Common Stock is not traded on any United States national securities exchange, but is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System (the “NASDAQ System”) or any similar system of automated dissemination of quotations of prices in common use, the value of each share of Option Stock shall be the price per share equal to the mean between the closing high bid and the low asked quotations on such system on the relevant Valuation Date hereunder;

          (c) if neither paragraph (a) nor paragraph (b) of this definition is applicable, the value of each share of Option Stock shall be the fair market value as determined by the Committee, in good faith and in accordance with uniform principles consistently applied, on the last day of the relevant Fiscal Year immediately preceding the relevant date hereunder. Such uniform principles shall be the same principles applied by the Shares Valuation Division of the UK Inland Revenue as of the date the Committee makes such good faith determination of the fair market value of each share of Option Stock.”

5.	Section 2.25 is amended in its entirety by substituting the following:

“2.25 Option Stock means those shares of Class A Common Stock made the subject of any Option granted pursuant to the Plan.”

6.	Section 4.1 is amended in its entirety by substituting the following:

“4.1 Shares Subject to the Plan. The Option Stock to be made the subject of Options granted under the Plan shall be shares of the Corporation’s authorized but unissued or reacquired Class A Common Stock. Subject to adjustment as provided in Section 8.3 hereof, the aggregate number of shares of Class A Common Stock that may be issued by the Corporation upon the exercise of Options under the Plan is 14,900,000 shares of Class A Common

Stock. The aggregate number of shares of Option Stock outstanding at any time shall not exceed the relevant number of shares of Class A Common Stock remaining available for issuance under the Plan. After termination of the Plan, the number of shares of Class A Common Stock reserved for purposes of the Plan from time to time shall be only such number of shares as are issuable under then outstanding Options.”

7.	Section 7.3(b) is amended in its entirety by substituting the following:

          “(b) For purposes of this Section 7.3, in determining the “shares made subject to such Option,” account shall be taken of any adjustments made to the shares as described in Section 8.3 hereof after the Date of Grant of the Option, such that the number of shares of Class A Common Stock with respect to which an Optionee’s Option is vested shall be redetermined at the time of an adjustment, and the number of shares of Class A Common Stock with respect to which an Optionee’s Option becomes vested on any anniversary date shall be determined by reference to the number of shares of Class A Common Stock then subject to such Option, taking any adjustments previously made into account.”

8.	Section 7.4 is amended in its entirety by substituting the following:

“7.4 Prohibition Against Exercise of Out-of-the-Money Options. The exercise of any Option shall not be permitted if the Fair Market Value per share of Class A Common Stock that would be acquired upon such exercise, determined as of the Date of Exercise, is less than the Exercise Price of such Option.”

9.	Section 7.6 is amended in its entirety by substituting the following:

“7.6 Acceleration of Exercise Time.

          (a) Notwithstanding anything to the contrary in the Plan, including Sections 7.3, 7.7 and 7.8 hereof, the Compensation Committee, in its discretion, may allow the exercise, in whole or in part, at any time more than six (6) months after the Date of Grant of any Option held by an Optionee, which Option has not previously become exercisable.

          (b) In the event of a Change in Control (as defined below), Options granted on or after April 29, 1997 shall become 100% vested and exercisable on the date of the Change in Control. Notwithstanding the preceding sentence, in the event of a Change in Control, Options granted on or after April 29, 1997 to Reporting Persons shall become 100% vested and exercisable on the later of (i) the date of the Change in Control, or (ii) the six (6) month anniversary of the Date of Grant of the Option.

(c) For purposes of the Plan, a Change in Control shall mean the date upon which:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Common Stock of the Corporation enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or

(ii) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.”

10.	Sections 7.17 and 7.18 are deleted in their entirety.

11. Sections 8.3(c) and (d) are amended in their entirety by substituting the following:

                    “(c)      The shares with respect to which Options may be granted hereunder are shares of Class A Common Stock of the Corporation as presently constituted, but if, and whenever, prior to the delivery by the Corporation of all of the shares which are subject to the Options or rights granted hereunder, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of outstanding shares of Class A Common Stock, without receiving compensation therefore in money, services or property, the number of shares subject to the Plan shall be proportionately adjusted and the number of shares with respect to which Options granted hereunder may thereafter be exercised shall:

(i) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration (if any) payable per share shall be proportionately reduced; and

(ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration (if any) payable per share shall be proportionately increased.

                    (d) If the Corporation merges with one or more corporations, or consolidates with one or more corporations and the Corporation shall be the surviving corporation, thereafter, upon any exercise of Options granted hereunder, the recipient shall, at no additional cost (other than the Exercise Price and any tax withholding amounts) be entitled to receive (subject to any required action by shareholders) in lieu of the number of shares as to which such Options shall then be exercisable the number and class of shares of stock or other securities to which the recipient would have been entitled pursuant to the terms of the agreement of merger or consolidation, if immediately prior to such merger or consolidation the recipient had been the holder of record of the number of shares of Class A Common Stock of the Corporation equal to the number of shares as to which such Options shall be exercisable. A reorganization, merger or consolidation in which the Corporation is not the surviving corporation, or a liquidation or dissolution of the Corporation, shall automatically and without any further action cause any outstanding Options which have not yet become exercisable in accordance with Article 7 to terminate and be cancelled as of the effective date of such reorganization, merger or consolidation, or dissolution or liquidation of the Corporation, unless the agreement of reorganization, merger or consolidation otherwise provides.”

12.	Section 9.3 is deleted in its entirety.

13.	Section 12.1(h) is amended in its entirety by substituting the following:

“(h) Shares mean shares of Class A Common Stock in the Company, which satisfy the provisions of paragraphs 10 through 14 of Schedule 9.”

14.	The effective date of this Amendment is September 8, 2005

          IN WITNESS WHEREOF, this Amendment is hereby executed as of the day and year first above written.

SOTHEBY’S HOLDINGS, INC.

By:	/s/ Susan Alexander

Its: Executive Vice President, Human Resources